Exhibit 99.1
Mercantile Bank Corporation Reports Second Quarter 2011 Results
GRAND RAPIDS, Mich., July 19, 2011 — Mercantile Bank Corporation (NASDAQ: MBWM) (“Mercantile”) reported net income attributable to common shares of $2.4 million, or $0.27 per diluted share, for the second quarter of 2011, compared with a net loss attributable to common shares of $0.7 million, or ($0.08) per diluted share, for the prior-year period. The second quarter was highlighted by:
•	Significantly improved profitability

•	Strengthened capital ratios

•	Additional improvement in asset quality; Nonperforming assets reduced by 19 percent from previous quarter-end, 44 percent from a year ago

•	Provision for loan losses down $4.5 million or 73 percent from the previous year’s second quarter

•	Level of loans in the 30- to 89-days delinquent category remains at virtually zero

•	Continued improvement of core operating earnings; Net interest margin remains near historical high
“We continue to effectively manage the business as evidenced by our improved profitability, ability to further enhance capital ratios, the velocity at which we have reduced nonperforming assets, and our continued focus on re-engaging customers through new and innovative products. We remain diligent in shifting our loan portfolio towards more profitable lines of business, while continuing to grow our local deposits and limiting controllable expenses,” said Michael Price, Chairman and CEO of Mercantile Bank Corporation. “All of these efforts ultimately translate to a solid foundation on which to build as we continue to improve bottom-line results for our shareholders.”
Operating Results
Total revenue, which consists of net interest income and noninterest income, narrowed to $14.9 million during the 2011 second quarter, down $1.6 million or 9.5 percent from the

$16.4 million generated during the second quarter of 2010, primarily reflecting a reduction in average earning assets. Net interest income was $13.2 million, down $1.2 million or 8.8 percent from the $14.4 million earned in the prior-year second quarter. The decrease in net interest income resulted from a 16.2 percent decline in average earning assets, which was partially offset by a 30 basis point increase in the net interest margin. The reduction in average earning assets was the result of a shift of assets out of the loan portfolio as part of management’s strategic initiative to reduce the Bank’s commercial real estate lending.
Noninterest income for the 2011 second quarter was $1.7 million, down $0.3 million or 14.7 percent from the comparable prior-year period. The decrease in noninterest income primarily reflects lower rental income from fewer foreclosed properties.
Mercantile made further progress in reducing the provision for loan losses during the quarter as a result of a significant decline in total nonperforming loans, a slowdown in loan-rating downgrades, and an increase in loan-rating upgrades as the quality of the loan portfolio continues to markedly improve. The provision for loan losses was $1.7 million during the second quarter of 2011, compared to $6.2 million for the year-ago quarter. Additionally, despite the significant reduction in nonperforming loans throughout the last year, the Company maintained its allowance for loan losses at 3.45 percent of total loans as of June 30, 2011, compared to 3.59 percent as of December 31, 2010, and 3.38 percent as of June 30, 2010.
Over the past several years, the Company has made significant reductions in controllable costs and is now reporting progress in reducing costs associated with nonperforming assets, as well as FDIC insurance expense. Noninterest expense for the 2011 second quarter was $10.4 million, down $1.0 million from the year-ago quarter. Costs associated with the administration and resolution of problem assets, including legal expenses, property tax payments, appraisal costs and write-downs on foreclosed properties, totaled $2.0 million during the second quarter of 2011, down $0.5 million or 20.7 percent from the year-ago quarter. FDIC insurance premiums were $0.7 million in the second quarter of 2011, down from $1.2 million in the second quarter of 2010, resulting from a decreased assessment rate.
“We have taken an aggressive stance on resizing our operations and asset base to help sustain our return to profitability, and we are making a deliberate shift from preservation mode to growth,” Price added. “At the same time, we are cognizant of the role that our focused and consistent approach has played in maintaining our financial and brand strength through the recent downturn, and we will continue to be disciplined as we identify new opportunities and avenues for growth.”
Balance Sheet
While the Company continues to aggressively reduce its exposure to loans secured by commercial real estate, commercial/industrial activity has yet to rebound sufficiently to offset these efforts, resulting in a lower level of total assets. As of June 30, 2011, total assets were $1.54 billion, down $94.5 million or 5.8 percent from December 31, 2010; total loans declined $140 million or 11.1 percent to $1.12 billion over the same time period. Compared to June 30, 2010, total assets declined $266 million or 14.8 percent, with total loans declining $288 million or 20.4 percent.
Real estate loans, particularly loans secured by non-owner-occupied commercial properties, comprise a majority of Mercantile’s loan portfolio. At June 30, 2011, real estate loans, excluding residential mortgage loans representing permanent financing of owner-occupied dwellings and home equity lines of credit, were $772 million, or approximately 69 percent of total loans, representing a decline of $192 million or 19.9 percent from the $964 million, or 68.4 percent of total loans, at June 30, 2010.
Non-owner-occupied commercial real estate (“CRE”) loans totaled $430 million as of June 30, 2011 (38.3 percent of total loans), a decline of $83.1 million over the past 12 months. Owner-occupied CRE loans were $265 million at the end of the second quarter of 2011, a decline of $37.9 million over the same period. Vacant land, land development and construction (“C&D”) loans, including both residential and commercial projects, totaled $77.5 million at June 30, 2011, down $71.1 million from a year ago. The commercial and industrial (“C&I”) segment of the loan portfolio was $262 million at June 30, 2011, a decline of approximately $83 million over the past 12 months, in large part reflecting the continued sluggishness in business activity and a corresponding reduction in accounts receivable and inventory financings, as well as significantly reduced requests for new equipment financing.
LOANS SECURED BY REAL ESTATE

($000s)	6/30/11	3/31/11	12/31/10	9/30/10	6/30/10
Residential-Related:
Vacant Land	$13,484	$16,321	$17,201	$18,013	$20,351
Land Development	18,134	27,171	28,147	29,735	29,627
Construction	4,706	4,906	5,621	5,854	6,627

	36,324	48,398	50,969	53,602	56,605

Comm’l Non-Owner Occupied:
Vacant Land	12,639	13,669	14,293	15,416	19,812
Land Development	16,348	16,492	17,807	18,221	18,585
Construction	10,709	10,046	31,827	39,620	52,295
Commercial Buildings	429,708	484,629	489,371	509,777	512,816

	469,404	524,836	553,298	583,034	603,508

Comm’l Owner Occupied:
Construction	1,517	1,404	672	0	1,360
Commercial Buildings	264,848	273,739	282,388	298,846	302,768

	266,365	275,143	283,060	298,846	304,128

Total	$772,093	$848,377	$887,327	$935,482	$964,241

Note —	Excludes residential mortgage loans representing permanent financing of owner occupied dwellings and home equity lines of credit.

Since a peak in December 2008, Mercantile has been focused on reducing wholesale funding and growing local deposits, especially interest-bearing checking and money market deposit accounts, in order to improve its liquidity. As of June 30, 2011, total deposits were $1.25 billion, a decline of $25.9 million since year-end 2010 and a reduction of $352 million since year-end 2008. By comparison, local deposits increased $300 million over the past 30 months to $770 million, representing 61.7 percent of total deposits compared to 29.4 percent at December 31, 2008. Compared to a year ago, local deposits increased $89.1 million, or 13.1 percent. Approximately 80 percent or $241 million of local deposit growth since year-end 2008 occurred in the interest-bearing checking and money market deposit account categories, primarily reflecting new and innovative products, various deposit-gathering initiatives, enhanced advertising and branding campaigns, and transfers from maturing time deposit accounts.
Wholesale funds were $523 million, or 38.3 percent of total funds, as of June 30, 2011, compared to $1.41 billion, or 71.5 percent of total funds, as of December 31, 2008. Compared to a year ago, wholesale funding was reduced by $311 million or 37.3 percent. The $891 million decline in wholesale funding since the end of 2008 reflects both the shift toward local deposits as well as a $734 million decline in total loans. This change has allowed Mercantile to reduce brokered deposits and FHLB advances as they matured over the past 30 months, and to prepay certain FHLB advances during the fourth quarter of 2010 and second quarter of 2011.
Short-term investments, consisting of federal funds sold and interest-bearing bank deposits, averaged $86.1 million during the second quarter of 2011. In addition to its short-term investments, Mercantile had approximately $145 million of borrowing capacity at the quarter’s end through various established lines of credit to meet potential funding needs as well as approximately $34 million of U.S. Government securities available to sell.
Asset Quality
Nonperforming assets (“NPAs”) at June 30, 2011 were $61.9 million, or 4.0 percent of total assets, compared to $86.1 million as of December 31, 2010, and $110.5 million as of June 30, 2010 (5.3 percent and 6.1 percent of total assets, respectively). This represents a decline of $24.2 million or 28.1 percent from the end of 2010 and a decline of $48.6 million or 44.0 percent from the year-ago quarter-end.
Robert B. Kaminski Jr., Mercantile’s Executive Vice President and Chief Operating Officer, added, “We are very pleased with the notable progress made on the overall asset quality as reflected in the significant decline of our nonperforming assets, recent upgrades within our loan portfolio and our 30-to 89-day delinquent loans remaining virtually at zero. Throughout this challenging economic period, we have remained diligent in the acceleration of our strategic plan to enhance our credit administration and resolve our problem assets, while maintaining a disciplined approach to controlling costs.
“Our plan calls for continued growth of local deposits and our team is working hard to make this plan a reality. As we work to grow our balance sheet, we will do so with the mindset of maintaining our profitability. Mercantile’s ability to re-engage customers on the lending side while maintaining a disciplined and conservative approach, has further underscored the importance of our relationship-based focus through the economic downturn. We will remember the lessons learned and maintain our standard of vigilance, even as conditions improve in our markets.”
Nonperforming loans (“NPLs”) totaled $43.4 million as of June 30, 2011, down $16.8 million and $44.1 million, respectively, from the sequential quarter-end and year-ago quarter-end, while foreclosed real estate and repossessed assets increased $2.6 million and declined $4.5 million from the respective period ends. CRE loans represent 63.6 percent of NPLs, or $27.6 million. Investor-owned nonperforming CRE loans account for $19.8 million of total CRE nonperforming loans (4.6 percent of $430 million investor-owned CRE loans), while owner-occupied CRE loans account for $7.8 million (3.0 percent of $265 million owner-occupied CRE loans). Given the nature of collateral and the condition of the economy in general, and real estate markets specifically, progress toward resolution has been slow in both CRE categories, although some acceleration has been noted over the past few quarters.
Progress has also been achieved this past year toward resolution of nonperforming C&D loans, including both residential and commercial projects. C&D loans currently total $77.5 million, of which $3.5 million or 4.5 percent were nonperforming at June 30, 2011. This represents a substantial improvement since June 30, 2010, when $27.4 million or 18.4 percent of the $149 million C&D loan portfolio was nonperforming. Nonperforming C&I loans were $3.8 million as of June 30, 2011, a decline of $3.2 million since the year-ago quarter-end. Owner-occupied and rental residential NPLs were $8.6 million as of June 30, 2011, up $2.8 million since the year-ago quarter-end.

	NONPERFORMING ASSETS

($000s)	6/30/11	3/31/11	12/31/10	9/30/10	6/30/10
Residential Real Estate:
Land Development	$8,531	$14,252	$14,547	$16,746	$21,551
Construction	2,089	2,268	2,333	2,924	10,231
Owner Occupied / Rental	8,996	8,893	9,454	7,251	6,159

	19,616	25,413	26,334	26,921	37,941

Commercial Real Estate:
Land Development	2,223	2,422	2,454	2,277	2,050
Construction	0	0	0	0	571
Owner Occupied	10,749	13,389	14,740	15,083	16,216
Non-Owner Occupied	25,526	30,086	34,209	41,725	46,706

	38,498	45,897	51,403	59,085	65,543

Non-Real Estate:
Commercial Assets	3,777	4,728	8,221	6,386	7,049
Consumer Assets	4	51	161	5	0

	3,781	4,779	8,382	6,391	7,049

Total	$61,895	$76,089	$86,119	$92,397	$110,533

	NONPERFORMING LOANS

($000s)	6/30/11	3/31/11	12/31/10	9/30/10	6/30/10
Past due 90 days or more and accruing interest	$0	$0	$766	$0	$24
Nonaccrual, including troubled debt restructurings	43,422	55,444	63,915	64,639	81,543
Troubled debt restructurings, accruing interest	0	4,761	4,763	5,862	5,946

Total	$43,422	$60,205	$69,444	$70,501	$87,513

During the second quarter of 2011, Mercantile added $6.5 million of NPAs to its problem asset portfolio and successfully disposed of $14.6 million through a combination of asset sales and principal pay-downs. Loan charge-offs were $5.4 million and foreclosed asset valuation write-downs were $0.7 million. In total, NPAs decreased by a net $14.2 million during the second quarter of 2011.
Improvement in asset quality is even more apparent on a year-over-year basis. During the 12-month period ended June 30, 2011, Mercantile added $34.8 million of problem assets to its NPA portfolio, successfully disposed of $51.1 million, and charged-off or wrote-down an additional $32.3 million. In total, NPAs declined by a net $48.6 million since the year-ago quarter-end. By comparison, Mercantile added $98.3 million of NPAs, successfully disposed of $38.6 million, and charged-off or wrote-down an additional $35.8 million during the 12-month period ended June 30, 2010. In total, NPAs increased a net $23.9 million from June 30, 2009 to June 30, 2010.

	NONPERFORMING ASSETS RECONCILIATION

($000s)	2Q 2011	1Q 2011	4Q 2010	3Q 2010	2Q 2010
Beginning balance	$76,089	$86,119	$92,397	$110,533	$117,557
Additions	6,478	3,848	13,602	10,905	13,101
Returns to performing status	0	(766)	(1,019)	(7,938)	(1,356)
Principal payments	(12,067)	(5,555)	(7,217)	(5,422)	(7,332)
Sale proceeds	(2,547)	(2,085)	(5,282)	(1,209)	(2,398)
Loan charge-offs	(5,393)	(4,800)	(4,650)	(12,829)	(8,176)
Valuation write-downs	(665)	(672)	(1,712)	(1,643)	(863)

Total	$61,895	$76,089	$86,119	$92,397	$110,533

Net loan charge-offs were $5.1 million during the second quarter of 2011, or an annualized 1.7 percent of average loans, compared with $5.4 million (1.8 percent annualized) and $8.6 million (2.4 percent annualized) for the linked and prior-year quarters, respectively.

	NET LOAN CHARGE-OFFS (RECOVERIES)

($000s)	2Q 2011	1Q 2011	4Q 2010	3Q 2010	2Q 2010
Residential Real Estate:
Land Development	$2,496	$(2)	$312	$2,115	$1,254
Construction	(9)	0	173	93	649
Owner Occupied / Rental	1,819	1,208	120	1,212	407

	4,306	1,206	605	3,420	2,310
Commercial Real Estate:
Land Development	(62)	(73)	219	360	674
Construction	0	0	0	0	660
Owner Occupied	755	1,436	976	2,159	726
Non-Owner Occupied	445	(40)	2,642	6,805	2,551

	1,138	1,323	3,837	9,324	4,611
Non-Real Estate:
Commercial Assets	(336)	2,794	819	1,517	1,670
Consumer Assets	(9)	126	47	1	(3)

	(345)	2,920	866	1,518	1,667

Total	$5,099	$5,449	$5,308	$14,262	$8,588

Capital Position
Shareholders’ equity, totaling $131 million as of June 30, 2011, increased $5.0 million from year end 2010, and regulatory capital ratios continue to improve. The Bank remains “well-capitalized” with a total risk-based capital ratio of 14.0 percent as of June 30, 2011, compared to 11.9 percent at June 30, 2010. At June 30, 2011, the Bank had approximately $50.7 million in excess of the 10.0 percent minimum regulatory threshold required to be considered a “well-capitalized” institution. Mercantile reported 8,605,830 total shares outstanding at the end of the 2011 second quarter.
Mr. Price concluded: “While there remains work to do, we are pleased with the progress we’ve made over the last year and feel most of the ‘Great Recession’s’ impact is now behind us. We believe we are in a good position to take advantage of the opportunities within the markets we serve, allowing us to gain market share even as we continue to administer the remaining non-performing assets. We are determined to use the momentum we’ve built over the last few quarters to continue to improve our capital position, maintain our disciplined approach in regards to credit quality, and profitably grow our business on the relationship-based model our organization was founded upon.”
About Mercantile Bank Corporation
Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan. Founded in 1997 to provide banking services to businesses, individuals and governmental units, the Bank differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has seven full-service banking offices in Grand Rapids, Holland and Lansing, Michigan. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”
Forward-Looking Statements
This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.
FOR FURTHER INFORMATION:
AT MERCANTILE BANK CORPORATION:

Michael Price	Charles Christmas
Chairman & CEO	Chief Financial Officer
616-726-1600	616-726-1202
mprice@mercbank.com	cchristmas@mercbank.com

Mercantile Bank Corporation
Second Quarter 2011 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS

	JUNE 30,	DECEMBER 31,	JUNE 30,
	2011	2010	2010
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and due from banks	$13,988,000	$6,674,000	$16,521,000
Interest-bearing deposit balances	9,501,000	9,600,000	9,470,000
Federal funds sold	103,510,000	47,924,000	53,892,000

Total cash and cash equivalents	126,999,000	64,198,000	79,883,000

Securities available for sale	199,785,000	220,830,000	217,117,000
Federal Home Loan Bank stock	11,961,000	14,345,000	15,681,000

Loans	1,122,999,000	1,262,630,000	1,410,710,000
Allowance for loan losses	(38,720,000)	(45,368,000)	(47,738,000)

Loans, net	1,084,279,000	1,217,262,000	1,362,972,000

Premises and equipment, net	27,144,000	27,873,000	28,636,000
Bank owned life insurance	47,631,000	46,743,000	45,890,000
Accrued interest receivable	5,010,000	5,942,000	6,278,000
Other real estate owned and repossessed assets	18,473,000	16,675,000	23,020,000
Other assets	16,592,000	18,553,000	24,585,000

Total assets	$1,537,874,000	$1,632,421,000	$1,804,062,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$144,761,000	$112,944,000	$126,572,000
Interest-bearing	1,103,171,000	1,160,888,000	1,213,588,000

Total deposits	1,247,932,000	1,273,832,000	1,340,160,000

Securities sold under agreements to repurchase	71,207,000	116,979,000	108,271,000
Federal Home Loan Bank advances	45,000,000	65,000,000	160,000,000
Subordinated debentures	32,990,000	32,990,000	32,990,000
Other borrowed money	1,721,000	11,804,000	16,836,000
Accrued interest and other liabilities	8,107,000	5,880,000	6,762,000

Total liabilities	1,406,957,000	1,506,485,000	1,665,019,000

SHAREHOLDERS’ EQUITY
Preferred stock, net of discount	20,202,000	20,077,000	19,955,000
Common stock	173,939,000	173,815,000	173,769,000
Retained earnings (deficit)	(65,312,000)	(68,781,000)	(57,818,000)
Accumulated other comprehensive income (loss)	2,088,000	825,000	3,137,000

Total shareholders’ equity	130,917,000	125,936,000	139,043,000

Total liabilities and shareholders’ equity	$1,537,874,000	$1,632,421,000	$1,804,062,000

Mercantile Bank Corporation
Second Quarter 2011 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF OPERATIONS

	THREE MONTHS ENDED	THREE MONTHS ENDED	SIX MONTHS ENDED	SIX MONTHS ENDED
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans, including fees	$16,171,000	$20,066,000	$32,903,000	$40,471,000
Investment securities	2,235,000	2,583,000	4,626,000	5,326,000
Federal funds sold	48,000	37,000	78,000	69,000
Interest-bearing deposit balances	6,000	10,000	12,000	19,000

Total interest income	18,460,000	22,696,000	37,619,000	45,885,000

Interest expense
Deposits	4,333,000	5,992,000	8,967,000	12,489,000
Short-term borrowings	116,000	353,000	277,000	697,000
Federal Home Loan Bank advances	606,000	1,576,000	1,212,000	3,272,000
Other borrowed money	247,000	354,000	556,000	700,000

Total interest expense	5,302,000	8,275,000	11,012,000	17,158,000

Net interest income	13,158,000	14,421,000	26,607,000	28,727,000

Provision for loan losses	1,700,000	6,200,000	3,900,000	14,600,000

Net interest income after provision for loan losses	11,458,000	8,221,000	22,707,000	14,127,000

Noninterest income
Service charges on accounts	401,000	447,000	823,000	913,000
Gain on sale of commercial loans	0	5,000	0	225,000
Net gain on sale of investment securities	0	0	0	476,000
Other income	1,302,000	1,544,000	2,632,000	3,037,000

Total noninterest income	1,703,000	1,996,000	3,455,000	4,651,000

Noninterest expense
Salaries and benefits	4,364,000	4,559,000	8,735,000	9,225,000
Occupancy	708,000	723,000	1,409,000	1,473,000
Furniture and equipment	304,000	396,000	607,000	805,000
Nonperforming asset costs	1,950,000	2,460,000	5,048,000	4,964,000
FDIC insurance costs	719,000	1,167,000	1,635,000	2,353,000
Other expense	2,398,000	2,137,000	4,590,000	4,256,000

Total noninterest expense	10,443,000	11,442,000	22,024,000	23,076,000

Income (loss) before federal income tax expense (benefit)	2,718,000	(1,225,000)	4,138,000	(4,298,000)

Federal income tax expense (benefit)	0	(862,000)	0	(1,292,000)

Net income (loss)	2,718,000	(363,000)	4,138,000	(3,006,000)

Preferred stock dividends and accretion	337,000	321,000	669,000	641,000

Net income (loss) attributable to common shares	$2,381,000	$(684,000)	$3,469,000	$(3,647,000)

Basic earnings (loss) per share	$0.28	$(0.08)	$0.40	$(0.43)
Diluted earnings (loss) per share	$0.27	$(0.08)	$0.39	$(0.43)

Average basic shares outstanding	8,604,476	8,505,086	8,601,835	8,503,388
Average diluted shares outstanding	8,872,692	8,505,086	8,878,595	8,503,388

Mercantile Bank Corporation
Second Quarter 2011 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly					Year-To-Date
	2011	2011	2010	2010	2010
(dollars in thousands except per share data)	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	2011	2010
EARNINGS
Net interest income	$13,158	13,449	13,687	13,935	14,421	26,607	28,727
Provision for loan losses	$1,700	2,200	6,800	10,400	6,200	3,900	14,600
Noninterest income	$1,703	1,752	2,304	2,289	1,996	3,455	4,651
Noninterest expense	$10,443	11,581	12,181	11,899	11,442	22,024	23,076
Net income (loss) before federal income tax expense (benefit)	$2,718	1,420	(2,990)	(6,075)	(1,225)	4,138	(4,298)
Net income (loss)	$2,718	1,420	(4,953)	(5,357)	(363)	4,138	(3,006)
Net income (loss) common shares	$2,381	1,088	(5,282)	(5,682)	(684)	3,469	(3,647)
Basic earnings (loss) per share	$0.28	0.13	(0.62)	(0.67)	(0.08)	0.40	(0.43)
Diluted earnings (loss) per share	$0.27	0.12	(0.62)	(0.67)	(0.08)	0.39	(0.43)
Average basic shares outstanding	8,604,476	8,599,166	8,516,202	8,507,174	8,505,086	8,601,835	8,503,388
Average diluted shares outstanding	8,872,692	8,884,675	8,516,202	8,507,174	8,505,086	8,878,595	8,503,388

PERFORMANCE RATIOS
Return on average assets	0.61%	0.28%	(1.21%)	(1.27%)	(0.15%)	0.44%	(0.39%)
Return on average common equity	7.39%	3.49%	(15.83%)	(16.14%)	(1.98%)	5.47%	(5.28%)
Net interest margin (fully tax-equivalent)	3.61%	3.64%	3.36%	3.33%	3.31%	3.62%	3.28%
Efficiency ratio	70.27%	76.19%	76.17%	73.34%	69.69%	73.26%	69.14%
Full-time equivalent employees	235	241	242	250	248	235	248

CAPITAL
Period-ending equity to assets	8.51%	8.04%	7.71%	7.43%	7.71%	8.51%	7.71%
Tier 1 leverage capital ratio	10.27%	9.88%	9.09%	9.15%	9.02%	10.27%	9.02%
Tier 1 risk-based capital ratio	12.58%	11.70%	11.17%	10.77%	10.65%	12.58%	10.65%
Total risk-based capital ratio	13.85%	12.98%	12.45%	12.04%	11.92%	13.85%	11.92%
Book value per common share	$12.77	12.30	12.20	13.23	13.74	12.77	13.74
Cash dividend per common share	$0.00	0.00	0.00	0.00	0.00	0.00	0.01

ASSET QUALITY
Gross loan charge-offs	$6,733	6,031	5,892	14,499	9,891	12,764	16,737
Net loan charge-offs	$5,099	5,449	5,308	14,262	8,588	10,548	14,740
Net loan charge-offs to average loans	1.73%	1.79%	1.63%	4.11%	2.35%	1.76%	1.99%
Allowance for loan losses	$38,720	42,118	45,368	43,876	47,738	38,720	47,738
Allowance for loan losses to total loans	3.45%	3.49%	3.59%	3.30%	3.38%	3.45%	3.38%
Nonperforming loans	$43,422	60,205	69,444	70,501	87,513	43,422	87,513
Other real estate and repossessed assets	$18,473	15,884	16,675	21,896	23,020	18,473	23,020
Nonperforming assets to total assets	4.02%	4.83%	5.28%	5.10%	6.13%	4.02%	6.13%

END OF PERIOD BALANCES
Loans	$1,122,999	1,206,886	1,262,630	1,329,156	1,410,710	1,122,999	1,410,710
Total earning assets (before allowance)	$1,447,756	1,494,163	1,555,329	1,715,322	1,706,870	1,447,756	1,706,870
Total assets	$1,537,874	1,576,935	1,632,421	1,813,383	1,804,062	1,537,874	1,804,062
Deposits	$1,247,932	1,253,644	1,273,832	1,351,864	1,340,160	1,247,932	1,340,160
Shareholders’ equity	$130,917	126,814	125,936	134,734	139,043	130,917	139,043

AVERAGE BALANCES
Loans	$1,179,786	1,233,037	1,292,289	1,378,248	1,465,631	1,206,264	1,491,123
Total earning assets (before allowance)	$1,483,409	1,519,304	1,636,471	1,680,362	1,770,391	1,501,258	1,796,962
Total assets	$1,566,708	1,602,882	1,728,375	1,774,671	1,862,526	1,584,695	1,891,478
Deposits	$1,251,818	1,261,590	1,339,149	1,313,902	1,390,397	1,256,677	1,411,626
Shareholders’ equity	$129,242	126,412	132,409	139,629	138,907	127,835	139,194